Exhibit 99.1

Contacts:
James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171

Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES REPORTS FIRST QUARTER FISCAL 2006 FINANCIAL RESULTS
— Financial Expectations for Fiscal 2006 Improve Following Commercial
Collaboration for Vivitrex® —
Cambridge, MA, August 4, 2005 — Alkermes, Inc. (Nasdaq: ALKS) today announced financial results for the first fiscal quarter ended June 30, 2005. The net loss on a GAAP basis for the quarter was $13.7 million or $0.15 per share as compared to a net loss of $36.1 million or $0.40 per share for the quarter ended June 30, 2004. Key highlights for the first quarter of fiscal 2006 included:
•	The signing of a collaboration with Cephalon, Inc. to develop and commercialize Vivitrex® (naltrexone long-acting injection) in the U.S.

•	The revision of the Company’s financial expectations for fiscal 2006. Alkermes reduced its net loss expectation on a pro forma basis from a range of $55 to $65 million, or approximately $0.60 to $0.71 per share, to a range of $25 to $35 million, or approximately $0.27 to $0.38 per share, driven primarily by the impact of the collaboration for Vivitrex.

•	Alkermes ended the first quarter of fiscal 2006 with more than $340 million in cash and total investments.

“Alkermes has demonstrated tremendous progress across multiple fronts. Risperdal Consta® sales continued to grow, we entered into a collaboration for Vivitrex that provides us with the commercial capabilities required for a successful launch, and the first Phase III safety study for inhaled insulin has begun,” stated Richard Pops, chief executive officer of Alkermes. “Looking forward, we remain focused on achieving our goal of becoming a profitable pharmaceutical company with an innovative product pipeline.”
Pro Forma Net Loss Results
Pro forma net loss for the quarter ended June 30, 2005 was $13.8 million or $0.15 per share as compared to a pro forma net loss of $25.5 million or $0.29 per share for the same period in 2004.
Alkermes is providing pro forma net loss as a complement to results provided in accordance with generally accepted accounting principles in the U.S. (known as GAAP). The pro forma net loss excludes certain recurring items including: restructuring charges; noncash derivative income and losses on the Company’s outstanding convertible notes, which are likely to recur either as income or losses depending on a number of factors, including the Company’s common stock price at the end of each quarter; and noncash income or losses recognized on the net change in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements. Alkermes’ management believes this pro forma measure helps indicate underlying trends in the Company’s ongoing operations by excluding restructuring charges and the potentially volatile noncash derivative and warrant items that are unrelated to its ongoing operations.
The pro forma net loss for the quarter ended June 30, 2005 excludes: (i) $0.3 million of noncash derivative losses associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes due 2023 issued in August and September 2003; and (ii) $0.3 million of other noncash income recognized on the net increase in the fair value of warrants of publicly traded companies held in connection with certain collaboration and licensing arrangements. The pro forma net loss for the quarter ended June 30, 2004 excludes: (i) $11.9 million of restructuring charges related to the decision by Alkermes and Genentech, Inc. (“Genentech”) to discontinue commercialization of Nutropin Depot®; (ii) $1.5 million of noncash derivative income associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes due 2023 issued in August and September 2003; and (iii) $0.3 million of other noncash losses recognized on the net decrease in the fair value of warrants of publicly traded companies held in connection with certain collaboration and licensing arrangements.
Revenues
Total revenues were $24.8 million for the quarter ended June 30, 2005 as compared to $11.5 million for the same period in 2004.
Manufacturing revenues were $14.0 million for the quarter ended June 30, 2005, as compared to $6.2 million for the same period in 2004, all of which related to Risperdal Consta. The increase in manufacturing revenues was due to increased shipments of Risperdal Consta to Janssen-Cilag (“Janssen”), a wholly-owned division of Johnson & Johnson. Total royalty revenues were $3.6 million for the quarter ended June 30, 2005 as compared to $1.8 million for the same period in 2004, of which $3.6 million and $1.7 million, respectively, were related to Risperdal Consta. The increase in royalty revenues for the quarter ended June 30, 2005 as compared to the same period in 2004 was due to an increase in global sales of Risperdal Consta by Janssen.
Research and development revenue under collaborative arrangements for the quarter ended June 30, 2005 was $7.3 million as compared to $3.5 million for the same period in 2004. The increase was primarily due to an increase in revenues recognized on the AIR® insulin program.
Cost of Goods Manufactured
For the quarter ended June 30, 2005, the cost of goods manufactured was $4.5 million, all of which related to Risperdal Consta, as compared to $5.2 million for the same period in 2004, of which $2.9 million was related to Risperdal Consta. The decrease in cost of goods manufactured for the quarter ended June 30, 2005 as compared to the same period last fiscal year was primarily the result of the decision by Alkermes and Genentech to discontinue commercialization of Nutropin Depot. The increase in cost of goods manufactured related to Risperdal Consta was due to increased manufacturing volumes to meet increased demand for the product.

Research and Development Expenses
Research and development expenses were $21.6 million for the quarter ended June 30, 2005 as compared to $24.1 million for the same period in 2004, reflecting the completion of certain Vivitrex clinical trials in the previous fiscal year.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $9.0 million for the quarter ended June 30, 2005 as compared to $7.0 million for the same period in 2004, reflecting an increase in selling and marketing costs as the Company prepares for the potential future commercialization of Vivitrex.
Interest Income/Expense
Interest income for the quarter ended June 30, 2005 was $1.6 million, as compared to $0.6 million for the same period in 2004. The increase in interest income was primarily the result of higher average cash and investment balances held during the quarter ended June 30, 2005 as compared to the corresponding period in the prior fiscal year. Interest expense was $5.2 million for the quarter ended June 30, 2005 as compared to $1.2 million for the corresponding period in the prior fiscal year. The increase in interest expense was primarily the result of interest expense related to the issuance in February 2005 of the Non-recourse Risperdal Consta Secured 7% Notes.
Cash and Investments
At June 30, 2005, Alkermes had cash and total investments of $343.5 million as compared to $207.5 million at March 31, 2005. The increase in cash and total investments was due to the receipt of $160 million from Cephalon upon signing the collaboration agreement in June 2005, partially offset by operating costs.

Financial Expectations
The following outlines the Company’s financial expectations for the fiscal year ending March 31, 2006. Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause our actual results to differ materially from the Company’s expectations, please see risk factors provided at the end of this press release and within reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the annual report on Form 10-K for the year ended March 31, 2005.
Alkermes today revised its financial expectations for the fiscal year 2006 due to the collaboration with Cephalon for the commercialization of Vivitrex. The financial expectations are based on our latest assumptions with respect to the approval and launch of Vivitrex.
Revenues: The Company is raising its expectation for manufacturing and royalty revenue for fiscal 2006 from a range of $75 to $85 million to a range of $85 to $95 million, based on manufacturing revenue that will be received from Cephalon upon shipment of Vivitrex to them. The Company expects net collaborative profits to range from $20 to $30 million. The Company expects R&D revenues to remain in the range of $35 to $40 million. With these adjustments, Alkermes’ total revenues for fiscal 2006 are now expected to range from $140 to $165 million, revised from earlier expectations of $110 to $125 million.
Cost of Goods Manufactured: The Company is raising its expectation for cost of goods manufactured for fiscal 2006 from a range of $23 to $28 million to a range of $33 to $38 million based on expectations for the manufacture and sale of Vivitrex to Cephalon.
Research and Development Expenses: The Company’s expectation for research and development expenses for fiscal 2006 remains in the range of $80 to $90 million.
Selling, General and Administrative Expenses: The Company’s expectation for selling, general and administrative expenses for fiscal 2006 remains in the range of $45 to $50 million.

Operating Loss: The Company is reducing its expectation for operating loss (loss before interest, other income (expense) and taxes) for fiscal 2006 from a range of $38 to $43 million to a range of $13 to $18 million.
Net Interest Expense: The Company is reducing its expectation for net interest expense for fiscal 2006 from a range of $17 to $22 million to a range of $12 to $17 million based on additional interest income that it expects to generate from higher average cash balances as a result of signing and milestone payments from Cephalon.
Projected Net Loss: Alkermes is reducing its fiscal year 2006 net loss expectation on a pro forma basis from a range of $55 to $65 million, or approximately $0.60 to $0.71 per share, to a range of $25 to $35 million, or approximately $0.27 to $0.38 per share. The net loss per share calculation is based on an estimated 92 million shares of the Company’s common stock outstanding on a weighted average basis.
Capital Expenditures: The Company is increasing its projection for its capital expenditures for fiscal 2006 from approximately $30 million to approximately $35 million. This increase is due to the Priority Review designation for Vivitrex and the subsequent decision to accelerate construction of the third manufacturing line for the product.
Conference Call
Alkermes will host a conference call at 4:30 pm EDT on August 4, 2005 to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing 1-866-818-1395 for domestic callers and 1-703-639-1379 for international callers. The conference call ID number is 747574. Additionally, the call will be webcast on the investor relations section of Alkermes’ website at www.alkermes.com and archived on the site until Tuesday, August 9, 2005 at 5:00 pm EDT. A replay of the conference call will be available from 7:30 pm EDT on August 4, 2005 through 5:00 pm EDT on August 9, 2005, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 747574.

About Alkermes
Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company’s lead commercial product, Risperdal Consta® [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Janssen-Cilag (“Janssen”), a wholly-owned subsidiary of Johnson & Johnson. The Company’s lead proprietary product candidate, Vivitrex® [(naltrexone) long-acting injection], is a once-a-month injection for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results and profitability; sales and revenue growth from Risperdal Consta; regulatory approval for, and launch and subsequent successful commercialization of Vivitrex; recognition of milestone payments from Cephalon related to the approval and future manufacture and sale of Vivitrex; and the clinical program for inhaled insulin. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether the Company can continue to manufacture Risperdal Consta on a commercial scale or economically or in sufficient quantities to supply the market; whether Risperdal Consta will continue to be commercialized successfully by our partner Janssen; whether the Company can successfully scale up and manufacture Vivitrex at a commercial scale; whether Vivitrex will ultimately receive marketing approval, and, if approved, whether it will be launched and commercialized successfully by Alkermes and its partner, Cephalon; whether the Company is able to successfully and efficiently manufacture its other commercial products and scale-up its product candidates; whether advancement of the Company’s product pipeline, including inhaled insulin, will be delayed due to: actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control; the outcome of clinical and preclinical work the Company and its partners are pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding the Company’s product candidates, which may be based on interpretations of data that differ from our own interpretations; potential changes in cost, scope and duration of clinical trials; and whether Risperdal Consta, Vivitrex and our product candidates, in commercial use, may have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post approval studies or require removal of our products from the market. For further information with respect to factors that could cause the Company’s actual results to differ materially from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
(table follows)

Alkermes, Inc. and Subsidiaries
Selected Financial Information

	Three Months	Three Months
Condensed Consolidated Statements of Operations	Ended	Ended
(Unaudited)	June 30,	June 30,
(In thousands, except per share data)	2005	2004

Revenues:
Manufacturing and royalty revenues	$17,587	$7,965
Research and development revenue under collaborative arrangements	7,251	3,509

Total Revenues	24,838	11,474

Expenses:
Cost of goods manufactured	4,517	5,241
Research and development	21,622	24,132
Selling, general and administrative	8,952	7,039
Restructuring	—	11,896

Total Expenses	35,091	48,308

Net Operating Loss	(10,253)	(36,834)

Other Income (Expense):
Interest income	1,631	630
Other income (expense), net	320	(274)
Derivative (losses) income related to convertible notes	(266)	1,518
Interest expense	(5,169)	(1,188)

Total Other Income (Expense)	(3,484)	686

Net Loss	$(13,737)	$(36,148)

Basic and Diluted Net Loss Per Common Share	$(0.15)	$(0.40)

Weighted Average Number of Common Shares Outstanding	90,410	89,409

Pro Forma Reconciliation:
Net Loss-GAAP	$(13,737)	$(36,148)
Restructuring	—	11,896
Other (income) expense, net	(308)	274
Derivative losses (income) related to convertible notes	266	(1,518)

Net Loss-Pro Forma	$(13,779)	$(25,496)

Basic and Diluted Net Loss Per Common Share	$(0.15)	$(0.29)

Weighted Average Number of Common Shares Outstanding	90,410	89,409

Condensed Consolidated Balance Sheets
(Unaudited)	June 30,	March 31,
(In thousands)	2005	2005

Cash, cash equivalents and total investments	$343,545	$207,470
Receivables, prepaid expenses and other current assets	29,702	21,395
Inventory	5,239	3,766
Property, plant and equipment, net	97,910	95,188
Other assets	11,053	11,055

Total Assets	$487,449	$338,874

Unearned milestone revenue — current portion	$74,000	$—
Other current liabilities	24,898	23,668
Non-recourse Risperdal Consta secured 7% Notes	151,418	150,730
Other long-term debt	125,654	125,755
Unearned milestone revenue — long-term portion	86,000	—
Other long-term liabilities	4,559	4,609
Convertible preferred stock	30,000	30,000
Total shareholders’ (deficit) equity	(9,080)	4,112

Total Liabilities and Shareholders’ (Deficit) Equity	$487,449	$338,874

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and the Company’s report on Form 10-Q for the three months ended June 30, 2005.